                                                                       EXHIBIT I

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND

       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIVIDENDS

                                  (UNAUDITED)

                                                                               YEAR ENDED DECEMBER 31,
                                                                -----------------------------------------------------
                                                                  1997       1996       1995       1994       1993
                                                                ---------  ---------  ---------  ---------  ---------
                                                                                (DOLLARS IN MILLIONS)
Earnings before income taxes and change in accounting
  principles(1)...............................................  $   9,054  $   8,599  $   7,910  $   5,253  $  (8,432)
Add:
  Fixed charges, excluding capitalized interest...............      2,000      1,942      1,972      2,450      2,853
                                                                ---------  ---------  ---------  ---------  ---------
Earnings as adjusted..........................................  $  11,054  $  10,541  $   9,882  $   7,703  $  (5,579)
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Fixed charges:
  Interest expense............................................  $   1,573  $   1,545  $   1,591  $   2,025  $   2,291
  Capitalized interest........................................         32         31         23         20         46
  Portion of rental expense representative of interest........        427        397        381        425        562
                                                                ---------  ---------  ---------  ---------  ---------
Total fixed charges...........................................  $   2,032  $   1,973  $   1,995  $   2,470  $   2,899
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Preferred stock dividends(2)..................................         29         32         37        144         47
                                                                ---------  ---------  ---------  ---------  ---------
Combined fixed charges and preferred stock dividends..........  $   2,061  $   2,005  $   2,032  $   2,614  $   2,946
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges............................        5.4        5.3        5.0        3.1         (A)
Ratio of earnings to combined fixed charges and preferred
  stock dividends.............................................        5.4        5.3        4.9        2.9         (A)

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(1) Earnings before income taxes and changes in accounting principle excludes both amortization expense of capitalized interest as well as the company's share in the income and losses of less-than-fifty-percent-owned affiliates.

(2) The company reported preferred stock dividends of $20 million for year-end 1997 and 1996. The company reported preferred stock dividends and transaction costs of $62 million for year-end 1995. Excluded from the ratio computation for year-end 1995 are transaction costs of $42 million relating to the repurchase of Series A 7 1/2 percent preferred stock depositary shares. Included are preferred stock dividends of $20 million, for 1997 and 1996 or $29 million and $32 million representing the pre-tax earnings which would be required to cover such dividend requirements based on the company's effective income tax rate for year-end 1997 and 1996, respectively. For the 1995, 1994 and 1993 year ends, preferred stock dividends are also on a pre-tax basis.

(A) No ratios are shown for 1993 as earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends. As a result of the net loss incurred for the year ended December 31, 1993, earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $8,478 million and $8,525 million, respectively.